Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	EURO RSCG Life NRP
Jenny Kobin	Mark Vincent (212) 845-4239
Senior Director, Investor Relations
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES CLOSING OF COMMON STOCK OFFERING

DURHAM, NC – November 16, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the closing of the previously announced public offering of 2,530,000 shares of its common stock, which included 330,000 shares sold upon exercise by the underwriter, Deutsche Bank Securities Inc., of its over-allotment option in full. The shares were sold at a price to the public of $17.10 per share. Net proceeds to Inspire from the closing were approximately $42.3 million.

A prospectus supplement and accompanying prospectus relating to the offering may be obtained by sending a request to Deutsche Bank Securities via facsimile at (212) 468-5333.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797